Exhibit 99(r)(1)

CAREY CREDIT INCOME FUND

CODE OF ETHICS

September 1, 2016

CODE OF ETHICS

The persons specified in the following discussion will be subject to the provisions of this Code of Ethics (this “Code of Ethics”).
Scope of this Code of Ethics

In order to prevent the Access Persons of Carey Credit Income Fund and each feeder fund listed in Appendix A hereto (each a “Company” and together, the “Companies”), as defined below, from engaging in any of these prohibited acts, practices or courses of business, the Board of Trustees of the Companies (the Board”) has adopted this Code of Ethics.

Definitions

Access Person. “Access Person” means any trustee, officer, partner, employee or Advisory Person (as defined below) of a Company; provided, however, that the term “Access Person” will not include a Disinterested Trustee (as defined below). The defined term “Access Person” shall not include any person who is subject to securities transaction reporting requirements of a code of ethics adopted by an adviser, distributor, sub-administrator or sub-adviser (or affiliate of any of the foregoing), which contains provisions that comport with Rule 17j-1 under the Investment Company Act of 1940, as amended (the “1940 Act”), and which has been submitted to the Board.
Advisory Person. “Advisory Person” of a Company means: (i) any director, trustee, officer or employee of the Company or of any company in a control relationship to the Company, who, in connection with his or her regular duties, makes, participates in, or obtains information regarding the purchase or sale of a Covered Security (as defined below) by the Company, or whose functions relate to the making of any recommendations with respect to such purchases or sales; and (ii) any natural person in a control relationship to the Company who obtains information concerning recommendations made to the Company with regard to the purchase or sale of a Covered Security. An “Advisory Person” shall not include a Disinterested Trustee.
Automatic Investment Plan. “Automatic Investment Plan” refers to any program in which regular periodic purchases (or withdrawals) are made automatically in (or from) investment accounts in accordance with a predetermined schedule and allocation, including a dividend reinvestment plan.
Beneficial Interest. “Beneficial Interest” includes any entity, person, trust, or account with respect to which an Access Person exercises investment discretion or provides investment advice. A beneficial interest shall be presumed to include all accounts in the name of or for the benefit of the Access Person, his or her spouse, dependent children, or any person living with him or her or to whom he or she contributes economic support.
Beneficial Ownership. “Beneficial Ownership” shall be determined in accordance with Rule 16a-1(a)(2) under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), except that the determination of direct or indirect Beneficial Ownership shall apply to all securities, and not just equity securities, that an Access Person has or acquires. Rule 16a-1(a)(2) provides that the term “beneficial owner” means any person who, directly or indirectly, through any contract, arrangement, understanding, relationship, or otherwise, has or shares a direct or indirect pecuniary interest in any equity security. Therefore, an Access Person may be deemed to have Beneficial Ownership of securities held by members of his or her immediate family sharing the same household, or by certain partnerships, trusts, companies, or other arrangements.
Blackout Period. “Blackout Period” shall mean that timeframe in which a Company, an Access Person or a Disinterested Trustee with knowledge of a Company’s trading activity, may not engage in trading in an issue, or its related securities, appearing on the Company Restricted List (as defined below).
Control. “Control” shall have the same meaning as that set forth in Section 2(a)(9) of the 1940 Act.
Covered Security. “Covered Security” means a security as defined in Section 2(a)(36) of the 1940 Act, except that it does not include: (i) direct obligations of the government of the United States; (ii) bankers’ acceptances, bank certificates of deposit, commercial paper and high quality short-term debt instruments including repurchase agreements; and (iii) shares issued by registered open-end investment companies (i.e., mutual funds); however, exchange traded funds structured as unit investment trusts or open-end funds are considered “Covered Securities.”
Disinterested Trustee. “Disinterested Trustee” means a trustee of the Companies who is not an “interested person” of the Companies within the meaning of Section 2(a)(19) of the 1940

Act. The Chief Compliance Officer shall have discretion to determine whether a trustee should be treated as a “Disinterested Trustee” for purposes of this Code of Ethics.
Initial Public Offering. “Initial Public Offering” means an offering of securities registered under the Securities Act of 1933, as amended (the “Securities Act”), the issuer of which, immediately before the registration, was not subject to the reporting requirements of Sections 13 or 15(d) of the Exchange Act.
Limited Offering. “Limited Offering” means an offering that is exempt from registration under the Securities Act pursuant to Section 4(a)(2) or Section 4(a)(6) or pursuant to Rules 504, 505 or 506 under the Securities Act.
Purchase or Sale of a Covered Security. “Purchase or Sale of a Covered Security” is broad and includes, among other things, the writing of an option to purchase or sell a Covered Security, or the use of a derivative product to take a position in a Covered Security.
Restricted List. The “Restricted List” identifies those securities which a Company or its Access Persons may not trade due to some restriction under the securities laws whereby the Company or its Access Persons may be deemed to possess material non-public information (as it is described within the following “Statement on the Prohibition of Insider Trading”) about the issuer of such securities.
Supervised Person. A “Supervised Person” means any partner, officer, trustee (or other person occupying a similar status or performing similar functions), or employee of any entity that provides investment advice on behalf of a Company and is subject to the supervision and control of a Company; provided, however, that the term “Supervised Person” shall not include a Disinterested Trustee.
Standards of Conduct
1.    No Access Person, Supervised Person or Disinterested Trustee shall engage, directly or indirectly, in any business transaction or arrangement for personal profit that is not in the best interests of a Company or its shareholders; nor shall he or she make use of any confidential information gained by reason of his or her employment by or affiliation with a Company, or any of its affiliates, in order to derive a personal profit for himself or herself or for any Beneficial Interest, in violation of the fiduciary duty owed to the Company and its shareholders.
2.    Any Access Person recommending or authorizing the purchase or sale of a Covered Security by a Company shall, at the time of such recommendation or authorization, disclose any Beneficial Interest in, or Beneficial Ownership of, such Covered Security or the issuer thereof.
3.    No Access Person, Supervised Person or Disinterested Trustee shall dispense any information concerning securities holdings or securities transactions of a Company to anyone outside the Company without obtaining prior written approval from our Chief Compliance Officer, or such person or persons as our Chief Compliance Officer may designate to act on his or her behalf. Notwithstanding the preceding sentence, such Access Person may dispense such information without obtaining prior written approval:
•    when there is a public report containing the same information;

•	when such information is dispensed in accordance with compliance procedures established to prevent conflicts of interest between the Company and its affiliates;
•    when such information is reported to the Board; or
•    in the ordinary course of his or her duties on behalf of the Company.
4.    All personal securities transactions should be conducted consistent with this Code of Ethics and in such manner as to avoid actual or potential conflicts of interest, the appearance of a conflict of interest, or any abuse of an individual’s position of trust and responsibility within a Company.

Prohibited Transactions
1.    General Prohibition. No Access Person shall purchase or sell, directly or indirectly, any Covered Security (including any security issued by the issuer of such Covered Security) in which he or she has, or by reason of such transaction acquires, any direct or indirect Beneficial Ownership and which such Access Person knows or should have known at the time of such purchase or sale that such Covered Security is being considered for purchase or sale by a Company, or is held in a Company’s portfolio unless such Access Person shall have obtained prior written approval for such purpose from our Chief Compliance Officer.

•	An Access Person who becomes aware that a Company is considering the purchase or sale of any Covered Security must immediately notify our Chief Compliance Officer of any interest that such

Access Person may have in any outstanding Covered Security (including any security issued by the issuer of such Covered Security).

•	An Access Person shall similarly notify our Chief Compliance Officer of any other interest or connection that such Access Person might have in or with such issuer.

•
Once an Access Person becomes aware that a Company is considering the purchase or sale of a Covered Security in its portfolio, such Access Person may not engage in any transaction in such Covered Security (including any security issued by the issuer of such Covered Security).

•	The foregoing notifications or permission may be provided verbally, but should be confirmed in writing as soon and with as much detail as possible.
2.    Securities Holdings and Restricted List. The holdings of a Company’s portfolio are available all Access Persons. Access Persons may also have access to the names of those entities that are being considered for investment by a Company’s portfolio. Access Persons are required to review portfolio holdings and the Restricted List prior to engaging in any securities transactions.
3.    Initial Public Offerings and Limited Offerings. Access Persons of a Company must obtain approval from our Chief Compliance Officer before, directly or indirectly, acquiring Beneficial Ownership in any securities in an Initial Public Offering or in a Limited Offering.
4.    Securities under Review. No Access Persons shall execute a securities transaction in any security issued by an entity that a Company owns in its portfolio or is considering for purchase or sale unless such Access Person shall have obtained prior written approval for such purpose from our Chief Compliance Officer.
5.    Blackout Period. No Access Person may trade in the securities of any issuer appearing on the Restricted List until notified that the entity name no longer appears on the Restricted List.
6.    Acquisition of Shares in Companies that Access Persons Hold Through Limited Offerings. Access Persons who have been authorized to acquire securities in a Limited Offering must disclose that investment to our Chief Compliance Officer when they are involved in a Company’s subsequent consideration of an investment in the issuer, and a Company’s decision to purchase such securities must be independently reviewed by Advisory Persons with no personal interest in that issuer.
Management of the Restricted List
Our Chief Compliance Officer will manage placing and removing names from the Restricted List. Should an Access Person learn of material non-public information concerning the issuer of any security, that information must be provided to our Chief Compliance Officer so that the issuer can be included on the Restricted List. The Chief Compliance Officer will note the nature of the information learned, the time the information was learned and the other persons in possession of this information. The Chief Compliance Officer will maintain this information in a log. Upon the receipt of such information, our Chief Compliance Officer will revise and circulate the Restricted List to all Access Persons.
Any sub-advisers to a Company or the Adviser, or affiliated investment advisers, will be directed to advise the Company when they have obtained information that causes them to be restricted from trading in the securities of any of the names appearing in the Company’s portfolio. This information will be provided to our Chief Compliance Officer who will add the name(s) to the Restricted List and electronically circulate the revised list to Access Persons. Sub-advisers, or affiliated investment advisers, will also be required to notify the Company’s Chief Compliance Officer if they are restricted from trading in the securities of any of the issuers discussed with the Company for possible inclusion in the Company’s portfolio.
The contents of the Restricted List are highly confidential and must not be disclosed to any person or entity outside of a Company absent approval of our Chief Compliance Officer or the Chief Executive Officer.

Procedures to Implement this Code of Ethics
The following reporting procedures have been established to assist Access Persons in avoiding a violation of this Code of Ethics, and to assist a Company in preventing, detecting and imposing sanctions for violations of this Code of Ethics. Every Access Person must follow these procedures. Questions regarding these procedures should be directed to our Chief Compliance Officer.
All Access Persons are subject to the reporting requirements set forth in the next section, except as follows:

•
with respect to transactions effected for, and Covered Securities (including any security issued by the issuer of such Covered Security) held in, any account over which the Access Person has no direct or indirect influence or control; and

•    those transactions effected pursuant to an Automatic Investment Plan.

Reporting Requirements
The Companies shall appoint a Chief Compliance Officer who shall furnish each trustee, officer and employee with a copy of this Code of Ethics along with the other sections of this Code, and any amendments, upon commencement of employment by or affiliation with a Company and annually thereafter.
Each Supervised Person is required to certify, through a written acknowledgment, within 10 days of commencement of employment, that he or she has received, read and understands all aspects of this Code of Ethics and recognizes that he or she is subject to the provisions and principles detailed herein. In addition, our Chief Compliance Officer shall notify each Access Person of his or her obligation to file an initial holdings report, quarterly transaction reports, and annual holdings reports, as described below.

Pre-Clearance Reports
Access Persons of a Company must obtain approval from our Chief Compliance Officer prior to entering into a transaction in a Limited Offering or an Initial Public Offering. The pre-clearance form shall include the name of the Access Person, the date, the name of the broker who will execute the transaction, the name of the security, quantity, whether the transaction is a purchase or sale, total anticipated dollar value and any pertinent instructions (e.g., GTC, limit, etc.). There will also be a line for approval or disapproval along with space for comments and the date.
If our Chief Compliance Officer does not approve the transaction, the reason for denial must be provided on the pre-clearance form.

Initial Holdings Reports
Each Access Person must, no later than 10 days after the person becomes an Access Person, submit to our Chief Compliance Officer or other designated person a report of the Access Person’s current securities holdings. The information provided must be current as of a date no more than 45 days prior to the date the person becomes an Access Person. The report must include the following:

•	the title and type of the security and, as applicable, the exchange ticker symbol or CUSIP number, the number of shares held for each security, and the principal amount;

•	the name of any broker, dealer or bank with which the Access Person maintains an account in which any securities are held for the Access Person’s direct or indirect benefit; and
•    the date the Access Person submits the report.

Quarterly Transaction Reports
Each Access Person must, no later than 30 days after the end of each calendar quarter, submit to our Chief Compliance Officer or other designated person a report of the Access Person’s transactions involving a Covered Security (including any security issued by the issuer of such Covered Security) in which the Access Person had, or as a result of the transaction acquired, any direct or indirect Beneficial Ownership. Disinterested Trustees must file such a report if such trustee knew or, in the ordinary course of fulfilling his or her official duties as a trustee of the Companies, should have known that during the 15-day period immediately preceding or after the date of the transaction in a Covered Security by the trustee, such Covered Security is or was purchased or sold by a Company or the Adviser or a Company or the Adviser considered purchasing or selling such Covered Security. The report must cover all transactions occurring during the calendar quarter most recently ending. The report must contain the following information:

•    the date of the transaction;

•
the title and, as applicable, the exchange ticker symbol or CUSIP number, of each reportable security involved, the interest rate and maturity date of each reportable security involved, the number of shares of each reportable security involved, and the principal amount of each reportable security involved;

•	the nature of the transaction (i.e., purchase, sale or other type of acquisition or disposition);
•    the price of the security at which the transaction was effected;

•	the name of the broker, dealer or bank with or through which the transaction was effected, and the date the account(s) were established; and
•    the date the Access Person submits the report.

Annual Holdings Reports
Each Access Person must submit to our Chief Compliance Officer or other designated person an annual holdings report reflecting holdings as of a date no more than 45 days before the report is submitted. The Annual Holdings Report must be submitted at least once every 12 months, on a date to be designated by the relevant Company. Our Chief Compliance Officer will notify every Access Person of the date. Each report must include:

•
the title and, as applicable, the exchange ticker symbol or CUSIP number, of each reportable security involved, the interest rate and maturity date of each reportable security involved, the number of shares of each reportable security involved, and the principal amount of each reportable security involved;

•	the name of any broker, dealer or bank with which the Access Person maintains an account in which any securities are held for the Access Person’s direct or indirect benefit; and
•    the date the Access Person submits the report.

Annual Certification of Compliance

All officers, employees and Trustees must annually certify, through a written acknowledgment, to our Chief Compliance Officer that: (1) they have read, understood and agree to abide by this Code of Ethics; (2) they have complied with all applicable requirements of this Code of Ethics; and (3) if required, they have reported all transactions and holdings that they are required to report under this Code of Ethic.

APPENDIX A – SCHEDULE OF FEEDER FUNDS

Carey Credit Income Fund 2016 T
Carey Credit Income Fund – I
Carey Credit Income Fund 2017 T